Exhibit 10.3

Description of Loan Agreements with Zeyan Zao, Glenn Morimoto, and Patrick Laferriere

This description summarizes the agreements between the Intervia Inc. (the ``Company“, ``we”, “us”, “our”) and Zeyan Zao, Glenn Morimoto, and Patrick Laferriere regarding certain loans made by those persons to the Company while acting as officers and directors of the Company.

Zeyan Yao served as our President, CEO and director of the Company from our inception on February 2, 2005 to March 5, 2007. During his term of service Mr. Yao advanced $5,285 in loans to the Company. The loans were non-interest bearing and without specific terms of repayment.

Upon Mr. Yao’s resignation as an officer and director of the Company, Mr. Yao assigned the debt payable to him in trust to his successor Glenn Morimoto, who served as our President, Chief Executive Officer and director from March 5, 2007 to August 26, 2010. During the term of Mr. Morimoto’s service, Mr. Morimoto advanced $72,657.83 in loans to the Company. The loans were non-interest bearing and without specific terms of repayment.

Upon Mr. Morimoto’s resignation as an officer and director of the Company, Mr. Morimoto assigned the debt payable to him in trust to his successor Patrick Laferriere, who has served as our President, Chief Executive Officer and director since August 26, 2010. Subsequently, Mr. Laferriere has provided approximately $24,030 in loans to the Company (as at December 29, 2011). The loans were non-interest bearing and without specific terms of repayment.